Exhibit 99.1

Benihana Inc. Reports First Fiscal Quarter 2011 Results

MIAMI--(BUSINESS WIRE)--August 27, 2010--Benihana Inc. (NASDAQ: BNHNA)(NASDAQ: BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 16-week first fiscal quarter 2011 ended July 18, 2010.

Highlights for the Company's 16-week first fiscal quarter 2011 relative to the 16-week first fiscal quarter 2010 include:

  Total restaurant sales increased 5.0% to $100.2 million from $95.5 million
  Total comparable restaurant sales increased 2.4%
  Income from operations increased 27.8% to $2.5 million from $2.0 million
  Net income increased 47.3% to $1.3 million from $0.8 million, while earnings per diluted share increased 60.0% to $0.08 from $0.05

Richard C. Stockinger, Chief Executive Officer, said, “We are encouraged by our quarterly performance, with solid top-line and operating income growth reflecting the strides we are making under our Renewal Program. Our team is successfully reinvigorating the Benihana teppanyaki brand and experience and enhancing our marketing efforts, while also managing costs effectively. We continue to attract an increasing number of guests at our flagship, and our ongoing execution of the Renewal Plan is expected to drive further sustained improvements in our results.”

Mr. Stockinger concluded, “As a result of the improved performance, we were able to increase our cash position and strengthen our capital structure this quarter. Our cash balance grew by $3.6 million over the 16-week period, after paying down an additional $4.7 million of outstanding debt and depositing $3.8 million related to the previously-disclosed Haru litigation into an escrow account. We remain disciplined in our deployment of capital this year and are currently targeting capital expenditures to a handful of refurbishing projects as part of the Renewal Program while positioning ourselves to further expand our concepts. Even as we evaluate strategic alternatives, we are confident that our ongoing enhancements under the Renewal Plan will help ensure we maximize returns for our shareholders.”

First Fiscal Quarter 2011 Results

For the first fiscal quarter of 2011, total revenues increased 5.0% to $100.8 million from $96.0 million in the first fiscal quarter of 2010. Total restaurant sales increased 5.0% to $100.2 million in the first fiscal quarter of 2011 from $95.5 million in the first fiscal quarter of 2010.

Company-wide comparable restaurant sales increased 2.4%, including 3.3% at Benihana teppanyaki and 2.4% at Haru. Comparable restaurant sales at RA Sushi remained essentially unchanged between periods. During the quarter, Benihana teppanyaki represented approximately 65% of consolidated restaurant sales, while RA Sushi and Haru accounted for 25% and 10% of consolidated restaurant sales, respectively. There were a total of 1,552 store-operating weeks in the first fiscal quarter of 2011 compared to 1,531 store-operating weeks in the first fiscal quarter of 2010.

Income from operations for the first fiscal quarter of 2011 was $2.5 million, compared to $2.0 million for the first fiscal quarter of 2010.

Cost of food and beverage sales for the fiscal first quarter of 2011 totaled $24.6 million, or 24.5% of restaurant sales, compared to $22.4 million, or 23.4% of restaurant sales, in the same period last year. The increase in cost as a percentage of sales is primarily due to improvements in the quality of food offerings associated with implementation of the Renewal Program, as well as various promotions offering Benihana teppanyaki guests a meal for two at a set price.

Restaurant operating expenses for the fiscal first quarter of 2011 totaled $64.2 million, or 64.1% of restaurant sales, compared to $63.4 million, or 66.4% of restaurant sales, in the same period last year, reflecting progress in implementing and executing cost management aspects of the Company’s Renewal Program..

General and administrative expenses for the first fiscal quarter of 2011 totaled $9.4 million, or 9.3% of total revenues, compared to $7.3 million, or 7.6% of total revenues, in the same period last year, with the increase driven by $1.7 million in one-time expenses for financial and professional fees, severance costs, and accelerated depreciation of certain software. During the first fiscal quarter of 2011, corporate salaries increased by $0.5 million compared to the first fiscal quarter of 2010 as a result of the establishment of the regional manager and regional chef structure for Benihana teppanyaki.

Net income for the first fiscal quarter of 2011 was $1.3 million, or $0.08 in diluted earnings per share, compared to net income of $0.8 million, or $0.05 in diluted earnings per share, in the same quarter last year.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation, the risk that the Company’s Renewal Program and the Company’s enhanced marketing efforts and cost management initiatives may not be successful or have a positive impact on the Company’s business and financial condition, the risk that the Company may change its plans with respect to its capital expenditures or that the Company’s capital expenditures may otherwise increase beyond the level currently anticipated by the Company, the risk that the Company will not be successful in maximizing returns for its shareholders, and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. In addition, 20 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries Sales by Concept (Unaudited) (In thousands)

	Four Periods Ended
	July 18,	July 19,	Percentage
	2010	2009	change
Total restaurant sales by concept:
Teppanyaki	$65,119	$63,224	3.0%
RA Sushi	24,727	22,107	11.9%
Haru	10,381	10,134	2.4%
Total restaurant sales	$100,227	$95,465	5.0%

	Four Periods Ended
	July 18,	July 19,	Percentage
	2010	2009	change
Comparable restaurant sales by concept:
Teppanyaki	$64,307	$62,263	3.3%
RA Sushi	22,077	22,107	-0.1%
Haru	10,381	10,134	2.4%
Total comparable restaurant sales	$96,765	$94,504	2.4%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)

	Four Periods Ended
	July 18,		July 19,
	2010		2009

Revenues:
Restaurant sales	$100,227	99.5%	$95,465	99.5%
Franchise fees and royalties	542	0.5%	507	0.5%
Total revenues	100,769	100.0%	95,972	100.0%

Restaurant Expenses:
Cost of food and beverage sales	24,595	24.4%	22,358	23.3%
Restaurant operating expenses	64,238	63.7%	63,401	66.1%
Restaurant opening costs	8	0.0%	903	0.9%
General and administrative expenses	9,397	9.3%	7,330	7.6%
Total operating expenses	98,238	97.5%	93,992	97.9%

Income from operations	2,531	2.5%	1,980	2.1%
Interest expense, net	(397)	-0.4%	(397)	-0.4%

Income before income taxes	2,134	2.1%	1,583	1.6%
Income tax provision	525	0.5%	491	0.5%

Net Income	1,609		1,092	1.1%
Less: Accretion of preferred stock issuance costs
and preferred stock dividends	333		333

Net income attributable to common stockholders	$1,276	1.3%	$759	0.8%

Earnings Per Share
Basic earnings per common share	$0.08		$0.05
Diluted earnings per common share	$0.08		$0.05

Weighted Average Shares Outstanding
Basic	15,441		15,352
Diluted	15,459		15,374

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)

	July 18,	March 28,
	2010	2010
Assets
Cash and cash equivalents	$6,101	$2,558
Other current assets	13,218	13,149
Total current assets	19,319	15,707

Property and equipment, net	190,094	194,261
Goodwill	6,896	6,896
Other assets, net	16,106	17,226
Total assets	$232,415	$234,090

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Borrowings under line of credit	$17,693	$22,410
Other current liabilities	34,487	32,979
Total current liabilities	52,180	55,389

Other long term liabilities	15,322	15,234
Total liabilities	67,502	70,623

Convertible preferred stock	19,650	19,623

Stockholders’ Equity
Total stockholders’ equity	145,263	143,716
Total liabilities, convertible preferred stock and stockholders' equity	$232,415	$233,962

CONTACT:
ICR
Raphael Gross, 203-682-8253